================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

I. SCHEDULE 14A INFORMATION

   A. Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/_/ Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

5) Total fee paid:

   _____________________________________________________________________________

/_/ Fee paid previously with preliminary materials.
/_/ Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: _________________________________________________

    2) Form, Schedule or Registration Statement No.:____________________________

    3) Filing Party: ___________________________________________________________

    4) Date Filed: _____________________________________________________________

================================================================================

                      MERIDIAN MEDICAL TECHNOLOGIES, INC.
                            10240 OLD COLUMBIA ROAD
                            COLUMBIA, MARYLAND 21046

                                                    November 11, 1997

Dear Stockholder:

     We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of Meridian Medical Technologies, Inc. (the 'Company') to be held on Thursday, December 11, 1997, at 9:30 a.m., local time, at Amherst House, 7251 Eden Brook Drive, Columbia, Maryland 21046.

     At the Annual Meeting, you will be asked to elect one director of the Company to serve a three-year term, to approve a new stock option plan and to ratify the selection of Ernst & Young LLP as the independent auditors of the Company.

     This is our first Annual Meeting since completing the merger between Survival Technology, Inc. and Brunswick Biomedical Corporation. We have had an exciting and eventful year and look forward to reviewing our accomplishments with our stockholders.

                                          Very truly yours,

                                          /s/ James H. Miller
                                          ------------------------
                                          James H. Miller
                                          Chairman, President and
                                          Chief Executive Officer

                      MERIDIAN MEDICAL TECHNOLOGIES, INC.
                            10240 OLD COLUMBIA ROAD
                            COLUMBIA, MARYLAND 21046
                                 (410) 309-6830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of
MERIDIAN MEDICAL TECHNOLOGIES, INC.:

     Notice is hereby given that the annual meeting of stockholders of Meridian Medical Technologies, Inc. (the 'Company') will be held on Thursday, December 11, 1997, at 9:30 a.m., local time, at Amherst House, 7251 Eden Brook Drive, Columbia, Maryland 21046, for the following purposes:

          (1) To elect one director to a term of three years or until his successor has been elected and qualified;

          (2) To consider and vote upon the 1997 Long-Term Incentive Plan;

          (3) To consider and vote upon the ratification of the selection by the Board of Directors of Ernst & Young LLP as independent auditors of the Company for the current fiscal year; and

          (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on October 30, 1997 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ J. Chontelle Woodward
                                          ----------------------------------
                                          J. Chontelle Woodward
                                          Assistant Corporate Secretary

Columbia, Maryland
November 11, 1997

                      MERIDIAN MEDICAL TECHNOLOGIES, INC.
                            10240 OLD COLUMBIA ROAD
                            COLUMBIA, MARYLAND 21046
                                 (410) 309-6830

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                  INTRODUCTION

     The Board of Directors of Meridian Medical Technologies, Inc. (the 'Company'), the executive offices of which are located at 10240 Old Columbia Road, Columbia, Maryland 21046, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on Thursday, December 11, 1997, at 9:30 a.m., or any adjournment or adjournments thereof ('Annual Meeting'). The expenses of soliciting your proxy will be borne by the Company. This Proxy Statement and the accompanying form of proxy are first being released for mailing to the stockholders on or about November 11, 1997.

     At the Annual Meeting, stockholders will be asked to elect one director of the Company to serve a three-year term, to consider and vote upon the 1997 Long-Term Incentive Plan (the '1997 Plan') and to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the current fiscal year.

     We urge you to date, sign and return your proxy in the enclosed envelope promptly to make certain that your shares will be voted at the Annual Meeting.

     The Company was formed in November 1996 upon the merger ('Merger') of Survival Technology, Inc. ('STI') and Brunswick Biomedical Corporation ('Brunswick' and together with STI, the 'Predecessor Companies'). The principal executive offices of the Company are located at 10240 Old Columbia Road, Columbia, Maryland 21046, telephone (410) 309-6830.

                              MEETING INFORMATION

DATE, TIME AND PLACE

     The Annual Meeting will be held on Thursday, December 11, 1997, at 9:30 a.m., local time, at Amherst House, 7251 Eden Brook Drive, Columbia, Maryland 21046.

RECORD DATE; VOTING RIGHTS

      Only stockholders of record at the close of business on October 30, 1997 will be entitled to vote at the Annual Meeting. On October 30, 1997, there were 2,917,049 outstanding shares of Common Stock, each of which is entitled to one vote. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business.

     With respect to Proposal 1, a nominee for election as director who receives the greatest number of votes cast at the Annual Meeting, assuming that a quorum is present, will be elected as director. A withheld vote will not have any effect on the outcome of the vote for election of the director.

     With respect to Proposals 2 and 3, approval will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. An abstention will be treated as a vote against the proposal.

     Brokers who hold shares of Common Stock in street name may not have the authority to vote on certain matters for which they have not received instructions from beneficial owners. Such broker non-votes (arising from the lack of instructions from beneficial owners), although present for quorum purposes, will not affect the outcome of the vote on Proposals 2 and 3.

VOTING AND REVOCATION OF PROXIES

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted 'FOR' the nominee proposed by the Board of Directors, 'FOR' the 1997 Plan and 'FOR' the ratification of the selection of auditors. The duly appointed proxies may, in their discretion, vote upon such other matters as may properly come before the Annual Meeting.

     Any proxy may be revoked at any time before it is exercised by giving written notice of such revocation or delivering a later dated proxy to the Assistant Corporate Secretary of the Company prior to the meeting, or by the vote of the stockholder in person at the meeting.

SOLICITATION OF PROXIES

     The cost of soliciting proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. The Company also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. The Company has engaged the services of Chase Mellon Shareholder Services for the purpose of assisting in the solicitation of proxies at a cost of $5,500 plus the reimbursement of certain expenses.

                       PROPOSAL 1--ELECTION OF DIRECTORS

GENERAL

     The Company's Amended and Restated By-Laws provide that the number of members of the Board of Directors shall be fixed and determined from time to time by resolution of the Board of Directors. The Board of Directors has acted to fix the number of directors at five. Pursuant to the terms of the Company's Amended and

Restated Certificate of Incorporation, the Board of Directors is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the upcoming annual meeting of stockholders ('Class I'), the annual meeting of stockholders following fiscal 1998 ('Class II') and the annual meeting of stockholders following fiscal 1999 ('Class III'), respectively.

     The Board of Directors has nominated E. Andrews Grinstead, III, the incumbent Class I director, to serve as a Class I director for a three-year term expiring at the end of the Company's 2000 fiscal year or until the election and qualification of his successor.

     The proxies solicited hereby, unless directed to the contrary therein, will be voted for the nominee. The nominee has consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that the nominee for election as a director will not be a candidate or will be unable to serve, but if either occurs, it is intended that the shares of Common Stock represented by proxies will be voted for such substituted nominee as the Board, in its discretion, may designate.

     The following table sets forth certain information regarding the nominee for election to the Board of Directors, whose term will expire after fiscal year 2000, and the directors who will continue in office for the remainder of their terms:

                                                         PRINCIPAL OCCUPATION                   DIRECTOR
             NAME AND AGE                              DURING THE LAST 5 YEARS                   SINCE
---------------------------------------  ----------------------------------------------------   --------
Class I Director and Nominee whose Term
will Expire in 2000
E. Andrews Grinstead, III .............  Chairman, Chief Executive Officer and President,         1996
  Age 50                                   Hybridon, Inc. (biotechnology); Director of
                                           EcoScience Corporation and Pharmos Corporation

Class II Directors whose Terms will
expire in 1998
Bruce M. Dresner ......................  Vice President for Investments, Columbia University      1985
  Age 49
David L. Lougee .......................  Partner, Mirick, O'Connell, DeMallie & Lougee (law       1996
  Age 57                                   firm)

Class III Directors whose Terms will
Expire in 1999
James H. Miller .......................  Chairman, President and Chief Executive Officer of       1989
  Age 59                                   the Company since November 1997 and President and
                                           Chief Executive Officer of the Predecessor
                                           Companies prior to 1997
Robert G. Foster ......................  Chairman, President and Chief Executive Officer,         1996
  Age 59                                   Commonwealth BioVentures, Inc. (venture capital
                                           firm); Director Wyman-Gordon Company

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE NOMINEE NAMED HEREIN.

MEETINGS AND COMMITTEES OF THE BOARD

     During the fiscal year ended July 31, 1997 ('fiscal 1997'), the Board of Directors held eight meetings, two of which were by telephone conference. During their term, all of the then incumbent directors, except for Mr. Grinstead, were present for at least seventy-five percent of the meetings of the Board and the committees of the Board on which they serve.

     The Compensation and Stock Option Committee ('Committee') of the Board of Directors presently consists of Messrs. Foster, Grinstead and Lougee. The Committee is empowered to administer the Company's

1986 Stock Option Plan ('1986 Plan') and the 1997 Plan, which includes the power to grant stock options and stock appreciation rights and to award restricted stock and incentive shares. The Committee also is responsible for the determination of the compensation for the President and Chief Executive Officer. The Committee met once during fiscal 1997.

     The Audit Committee of the Board of Directors has certain duties relating to the year-end audit, the Company's internal accounting controls and the Company's relationship with its independent auditors. Messrs. Dresner and Grinstead are the current members of the Audit Committee. The Audit Committee met twice during fiscal 1997.

     In addition, the Board of Directors has an Executive Committee, whose present membership consists of Messrs. Foster and Miller. The Executive Committee did not meet during fiscal 1997.

     The Board of Directors does not have a nominating or committee performing similar functions. The Board of Directors will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 2.10(b) of the Company's Amended and Restated By-Laws. The procedure provides that a notice relating to the nomination must be timely given in writing to the secretary of the Company prior to the meeting. To be timely, the notice must be delivered not later than the time permitted for submission of a stockholder proposal as described under '1998 Annual Meeting of Stockholders.' Such notice must be accompanied by the nominee's written consent and contain information relating to the business experience and background of the nominee, and information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder.

COMPENSATION OF DIRECTORS

     Each of the Company's directors other than Mr. Miller received, during fiscal 1997, $1,500 for each meeting of the Board personally attended by him (other than meetings held by telephone conference as to which no fee is paid). Directors of the Company who are not also officers or employees of the Company or a subsidiary, who have served for at least one year and who will continue to serve as directors immediately following the annual meeting, receive automatic grants of non-statutory stock options covering 1,300 shares of Common Stock under the 1986 Plan (which continues in effect until the earlier of the termination of the 1986 Plan or the unavailability of shares of Common Stock for grants thereunder) on the date of each annual meeting and may receive discretionary grants of options and other awards under the 1997 Plan. Each person who becomes a non-employee director receives a stock option covering 6,000 shares of Common Stock effective as of the date of such director's election. Options so granted have an exercise price equal to the fair market value of the Common Stock on the date of grant, become exercisable in 25% cumulative annual installments and generally expire 10 years from the date of grant. If a director is removed from office, all options granted to such director pursuant to the automatic grants will expire immediately upon such removal. During fiscal 1997, Mr. Dresner was granted an option covering 1,300 shares of Common Stock at an exercise price of $8.31 per share, pursuant to these provisions.

     In addition to the grant of the stock options described above, Messrs. Dresner and Grinstead each were granted options under the 1997 Plan covering 10,000 shares of Common Stock at an exercise price of $5.375 per share, the fair market value of the Common Stock on the date of grant in recognition of their service as members of the Special Committee of STI's Board of Directors that was responsible for consideration of the Merger. Such options became exercisable with respect to 25% of the Common Stock subject to the option in September 1997. Beginning 18 months after the date of grant the options may be exercised to a cumulative maximum of 50% of the Common Stock subject to the option, and beginning 30 months after the date of grant the option may be exercised up to a cumulative of 75% of the Common Stock subject to the option. Finally, beginning 42 months after the date of grant, the option may be exercised in full. The options expire 10 years after the date of grant. Each of the directors other than Mr. Miller also received options under the 1997 Plan covering 9,000 shares of Common Stock at an exercise price of $5.325 per share, the fair market value of the Common Stock on the date of grant. Such options become exercisable in 25% annual cumulative installments and expire 10 years after the date of grant. All options granted under the 1997 Plan are conditioned on stockholder approval of the 1997 Plan and will terminate if such approval is not obtained. See 'Proposal--2-Approval of the 1997 Stock Option Plan.'

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information as to compensation paid for services rendered to the Company by the President and Chief Executive Officer and the three other executive officers of the Company (the 'Named Executives') as of July 31, 1997 for the three fiscal years ended July 31, 1997.

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                                             ANNUAL          ------------
                                                                          COMPENSATION        SECURITIES
                                                                       -------------------    UNDERLYING     ALL OTHER
                                                              FISCAL   SALARY(1)    BONUS    OPTIONS/SARS   COMPENSATION
                 NAME AND PRINCIPAL POSITION                   YEAR       ($)        ($)         (#)           ($)(2)
------------------------------------------------------------- ------   ---------   -------   ------------   ------------
James H. Miller .............................................   1997     325,000        --      40,000         19,067
  Chairman, President and CEO                                   1996     225,000   100,000          --          9,784
                                                                1995     225,000    20,000          --          8,770

G. Troy Braswell, Jr.(3) ....................................   1997      60,000        --       7,800(4)         402
  Vice President and Chief Financial Officer

Jeffrey W. Church(5) ........................................   1997     148,683        --       5,600(4)       7,492
  Sr. Vice President                                            1996     146,053    45,000          --          8,025
                                                                1995     131,933        --          --          6,854

Mark Ruby ...................................................   1997     123,000        --       4,600(4)       4,030
  Vice President                                                1996      70,875                 6,000            434

------------------
     (1) Includes amounts deferred at the election of the Named Executive under the Company's 401(k) Plan.

     (2) Includes Company matching contributions under the Company's 401(k) Plan in the following amounts for fiscal 1997: Mr. Miller, $6,341; Mr. Church; $5,362; and Mr. Ruby, $2,714. The Company provides group accidental death and disability and term life insurance to all its employees who work more than 30 hours per week. The death and disability benefit and life insurance benefit under the Company's plan is up to 200% of the insured person's annual compensation (as defined in the plan), except in the case of certain employees, including the Named Executives, with respect to whom benefits are up to 300% of the insured person's annual income. Premiums paid attributable to such benefits in fiscal 1997 were as follows: Mr. Miller, $12,726; Mr. Church, $2,130; Mr. Ruby, $1,316; and Mr. Braswell, $402.

     (3) Mr. Braswell was elected Chief Financial Officer of the Company as of April 14, 1997.

     (4) During fiscal 1997, the Company granted performance based stock options under the 1997 Plan, subject to stockholder approval of the 1997 Plan, to Messrs. Church, Braswell (as to 3,800) and Ruby, and to all employees not subject to a collective bargaining agreement. Under the terms of those options, the options terminated upon the Company's failing to meet specified performance conditions.

     (5) Mr. Church resigned from the Company as of September 27, 1997.

STOCK OPTIONS

     The following table sets forth further information regarding grants of options to purchase Common Stock made by the Company during fiscal 1997 to the Named Executives.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL
                                                                                                        REALIZABLE VALUE
                                                                                                       AT ASSUMED ANNUAL
                                  NUMBER OF      PERCENT OF TOTAL                                        RATES OF STOCK
                                  SECURITIES       OPTIONS/SARS                                        PRICE APPRECIATION
                                  UNDERLYING        GRANTED TO                                         FOR OPTION TERM(3)
                                 OPTIONS/SARS      EMPLOYEES IN      EXERCISE PRICE     EXPIRATION     ------------------
             NAME                  GRANTED         FISCAL 1997         PER SHARE           DATE         5%($)     10%($)
------------------------------   ------------    ----------------    --------------    ------------    -------    -------
James H. Miller...............      40,000(1)          69.5%             $ 9.50           9/15/06      239,020    605,600
G. Troy Braswell, Jr..........       4,000(2)           7.0%             $ 8.25           1/13/07       20,757     52,600
                                     3,800(4)            --              $5.375           (4)            (4)        (4)
Jeffrey W. Church.............       5,600(4)            --              $5.375           (4)            (4)        (4)
Mark D. Ruby..................       4,600(4)            --              $5.375           (4)            (4)        (4)

------------------
     (1) Options generally vest with respect to 10,000 shares six months after the date of original grant, and in cumulative installments of 10,000 shares in each of September 1997, 1998 and 1999, and expire ten years from the date of original grant. The vesting schedule is accelerated based on the shares of Common Stock reaching certain prices. See 'Proposal 1--Executive Compensation--Report on Compensation of Executive Officers.'

     (2) Options vest in cumulative annual installments of 25%, commencing one year from date of grant and expire ten years from date of grant. See 'Proposal 1--Executive Compensation--Report on Compensation of Executive Officers.'

     (3) Disclosures of the 5% and 10% assumed annual compound rates of stock appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices. The actual value realized may be greater or less than the potential realizable value set forth in the table.

     (4) During fiscal 1997, the Company granted performance based stock options under the 1997 Plan, subject to stockholder approval of the 1997 Plan, to Messrs. Church, Braswell (as to 3,800) and Ruby, and to all employees not subject to a collective bargaining agreement. Under the terms of those options, the options terminated upon the Company's failing to meet specified performance conditions.

     The following table summarizes certain information regarding outstanding options held by the Named Executives as of July 31, 1997. No stock options were exercised during fiscal 1997.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
               FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                                    OPTIONS/SARS AT FISCAL           OPTIONS/SARS AT
                                                                          YEAR END(#)             FISCAL YEAR END($)(1)
                                                                   -------------------------    -------------------------
                              NAME                                 EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----------------------------------------------------------------   -------------------------    -------------------------
James H. Miller.................................................         199,562/58,950                    0/0
G. Troy Braswell, Jr............................................                0/4,000                    0/0
Jeffrey W. Church...............................................           12,625/1,875                    0/0
Mark Ruby.......................................................            1,500/4,500                    0/0

------------------
     (1) Value is calculated as the difference between the fair market value of a share of Common Stock on July 31, 1997 ($6.125 per share) and the exercise price of the options.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     During fiscal 1997, the Company entered into a new employment agreement (the 'Employment Agreement') with James H. Miller in connection with the Merger. Under the Employment Agreement, the Company will employ Mr. Miller as President and Chief Executive Officer. The Employment Agreement with Mr. Miller has an initial term of three years and provides for a minimum base salary of $325,000 and customary benefits, subject to annual extensions. The Employment Agreement replaced a substantially similar employment agreement originally entered into in 1993. See 'Proposal 1--Executive Compensation--Report on Compensation of Executive Officers.'

     The Company may terminate the Employment Agreement upon disability or retirement or for 'Cause' (as defined in the Employment Agreement). If the Company terminates the Employment Agreement for any reason other than disability, retirement or Cause, or Mr. Miller terminates the Employment Agreement for 'Good Reason,' as defined in the Employment Agreement, Mr. Miller will be entitled to receive a lump sum payment equal to 200% of his base salary for the preceding 12 months and continued life, disability, accident and health insurance coverage for up to 24 months. In addition, all stock options previously awarded under the Company's stock option plans would become immediately exercisable and any transfer restrictions on restricted securities would lapse. The Employment Agreement further provides that any benefits or payments pursuant to these provisions will be reduced to the extent that such amounts received (together with any other amounts received that must be included in such determination) would constitute an 'excess parachute payment' as defined in Section 280G of the Internal Revenue Code of 1986, as amended ('Code').

     Mr. Church's employment with the Company terminated in September 1997. In connection with such termination, the Company and Mr. Church entered into a consulting arrangement pursuant to which Mr. Church will act as a consultant to the Company for a maximum period of 11 months. During the term of the arrangement, Mr. Church will be paid a monthly rate of approximately $12,500 and is entitled to an automobile allowance and health, disability and life insurance benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Stock Option Committee of the Board of Directors (the 'Committee') is comprised of only non-employee directors of the Company. Messrs. Foster, Grinstead and Lougee currently serve as members of the Committee. Mr. Lougee is a partner in the law firm of Mirick, O'Connell, DeMallie & Lougee. From time to time, attorneys with the firm provide legal services to the Company.

REPORT ON COMPENSATION OF EXECUTIVE OFFICERS

     The Board of Directors believes that the Company must provide a total Chief Executive Officer ('CEO') compensation package that will motivate and retain a CEO of outstanding ability who is capable of directing the strategic focus of the Company. The Company's CEO compensation program has three primary components: a base salary, a discretionary cash bonus and a long-term incentive award.

     The factors and criteria considered in determining each component of Mr. Miller's compensation for fiscal 1997 are discussed below.

     Base Salary. Prior to the Merger, Mr. Miller served as President and Chief Executive Officer of the Predecessor Companies. As a condition to completing the Merger, Mr. Miller was required by the Company to enter into a new employment agreement to supersede his then existing employment contracts with the Predecessor Companies. The Committee determined the appropriate level of Mr. Miller's base salary in fiscal 1997 in connection with negotiating that employment agreement in September 1996. The Committee established Mr. Miller's annual salary based on its subjective assessment of Mr. Miller's performance during both the most recently completed fiscal year and his tenure and compensation history with the Predecessor Companies. In making its assessment, the Committee also considered the expected difficulties that would face the Company following the Merger, including the need to integrate the businesses and to operate with significant additional debt compared to historical levels. The Committee concluded that during his tenure with the Company, Mr. Miller demonstrated the leadership and management skills necessary for the operation of the Company. Prior to the Committee's consideration, Mr. Miller also advised the Committee that he would forgo a cash bonus for fiscal 1997. Based on its subjective assessment of the Company's anticipated needs and Mr. Miller's short-term and long-term performance, the Committee established Mr. Miller's base salary at $325,000 for fiscal 1997. The Committee noted that this base salary was less than the combined annual salaries that Mr. Miller received from the Predecessor Companies.

     Annual Cash Bonus. The Committee believes that an annual cash bonus, determined and paid after the fiscal year to which the bonus relates, generally provides an effective means for rewarding outstanding individual performance by the CEO during the fiscal year. The amount of the annual cash bonus is within the sole discretion of the Committee and takes into account the financial needs of the Company and the Committee's subjective assessment of the CEO's performance. In light of the cash needs of the Company, no such bonus was paid for fiscal 1997.

     Long-Term Incentive Compensation. The Committee believes that stock options provide a useful incentive for future performance and for retaining executives of outstanding ability. Stock option grants also serve to link the interests of the employees and the Company's stockholders because increases in the value of the stock options are directly tied to increases in stockholder value.

     In 1997, the Committee added Company-wide performance standards as a condition to the vesting of certain options granted under the 1997 Plan. Such performance standards provide an incentive to all employees and executive officers to contribute to the success of the Company. The Committee may consider additional grants of performance based options in the future.

     On September 16, 1996, the Committee granted to Mr. Miller an option covering 40,000 shares of Common Stock at an exercise price of $9.50 per share. See 'Proposal 1--Executive Compensation--Stock Options.' Under the terms of the grant, the option is exercisable as to 10,000 shares of Common Stock six months after the date of grant and will vest with respect to the remaining 30,000 shares in one-third annual increments. In addition, the vesting of such 30,000 shares will be accelerated, in 10,000 share increments, if the market price for the Common Stock reaches $18.00, $27.00 and $36.00, respectively.

     On January 13, 1997, in connection with Mr. Braswell's employment with the Company, Mr. Braswell was granted an option covering 4,000 shares of Common Stock at an exercise price of $8.25 per share. The options vest in cumulative annual installments of 25%, commencing one year from the date of grant and expire ten years from the date of grant. See 'Proposal--Executive Compensation--Stock Options.'

     In connection with adopting the 1997 Plan, the Committee granted options covering 5,600 shares, 3,800 shares and 4,600 shares, respectively, to Messrs. Church, Braswell and Ruby. See 'Proposal 1--Executive Compensation--Stock Options.' Such option grants were included as part of option grants to all employees not subject to a collective bargaining agreement. All such grants were subject to stockholder approval of the 1997 Plan and included performance conditions to vesting. As a result of charges associated with the Company's voluntary exchange program for certain of its EpiE-Zpens(Trademark), the Company did not meet the performance conditions for fiscal 1997 and all options granted with the performance criteria ceased to exist.

     Compensation of Executive Officers Other than CEO. The compensation of each of the executive officers, other than the CEO, generally is determined by the CEO within the context of the Company's Salary Administration Plan. The Company's Salary Administration Plan was developed by the Company and an independent compensation consultant and includes position descriptions for all non-contract employees including the other executive officers. Each position is assigned a grade level by measuring the position's requirements for responsibility, creativity, analytical skills and past job experience. The CEO approves all direct report position descriptions and assigned grade levels. With the assistance of independent compensation consultants, salary ranges within each grade level are established by reference to competitive salaries for positions with a similar range of responsibilities at companies having comparable annual revenues to those of the Company. Salary ranges may be increased each year by a percentage of the Consumer Price Index to ensure that salary ranges remain competitive. The Company's job performance appraisal is by 'Management by Objectives,' which concentrates on results achieved. Once a year each of the other executive officers and the CEO agree on objectives of the job. Examples of such objectives are financial growth, expense reduction, operating within budget, development and commercialization of quality products, market growth and product and project management.

     The Committee's philosophy in administering the Company's stock option plans is to afford a broad group of non-contract employees an opportunity to share in the ownership of the Company and the Company's success. Accordingly, the Company historically has granted stock options to a broad class of employees and not limited grants solely to executive officers. The CEO has complete authority to administer the 1997 Plan with respect to all employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended ('Exchange Act').

                                          Robert G. Foster
                                          E. Andrews Grinstead, III
                                          David L. Lougee

            PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT

     Set forth below is a table showing certain information with respect to those persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, the Named Executives, each director of the Company and all executive officers and directors of the Company as a group as of October 30, 1997.

                                                                           NUMBER OF SHARES
                                                                          BENEFICIALLY OWNED
                         BENEFICIAL OWNER                            DIRECTLY OR INDIRECTLY(1)(2)    PERCENT OF CLASS %(3)
------------------------------------------------------------------   ----------------------------    ---------------------
Mylan Laboratories, Inc. .........................................              272,299(4)                     9.3
P.O. Box 4310
781 Chestnut Ridge Road
Morgantown, West Virginia 26504

Steven T. Newby ..................................................              259,684(4)                     8.9
c/o Newby & Company
6116 Executive Boulevard, #701
Rockville, Maryland 20852

EM Industries, Incorporated ......................................              243,476(4)(5)                  8.4
7 Skyline Drive
Hawthorne, New York 10532

Concord Partners II, L.P. ........................................              188,225(4)                     6.5
c/o Dillon, Read & Company, Inc.
535 Madison Avenue
New York, New York 10022

Internationale Nederlanden .......................................              174,491(4)(6)                  6.0
(U.S.) Investment Corporation
135 East 57th Street
New York, New York 10022

Commonwealth BioVentures Entities(7) .............................              480,757(7)                    16.5
4 Milk Street
Portland, ME 04101

G. Troy Braswell, Jr..............................................                4,500                         *
Jeffrey W. Church.................................................               12,625                         *
Bruce M. Dresner..................................................               20,725                         *
Robert G. Foster(8)...............................................               39,463(9)                     1.3
E. Andrews Grinstead, III.........................................                1,500                         *
David L. Lougee...................................................                1,500                         *
James H. Miller...................................................              236,746                        7.6
Mark Ruby.........................................................                1,500                         *
All directors and executive officers as a group (8 persons).......              318,559                        9.9

------------------
     * Less than 1%

     (1) Unless otherwise indicated, includes shares held directly by the individual as well as by such individual's spouse, shares held in trust and in other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power and shares which the named individual has a right to acquire within sixty days of October 30, 1997, pursuant to the exercise of stock options and warrants.

     (2) Includes the following number of shares of Common Stock issuable upon exercise of stock options and warrants exercisable within 60 days of the record date: Mr. Dresner, 20,725; Mr. Miller, 216,900;

         Mr. Church, 12,625; Mr. Grinstead, 1,500; Mr. Lougee, 1,500; Mr. Ruby, 1,500; Mr. Braswell 4,000; Mr. Foster 19,334 and all directors and executive officers as a group 278,084.

     (3) Based upon 2,917,049 shares of Common Stock outstanding as of the record date, plus shares of Common Stock issuable within 60 days of the record date under option or warrant.

     (4) The information set forth in the table above is derived solely from a
         Schedule 13D or 13G or the most recent amendment thereof filed with the Commission.

     (5) Includes 29,038 shares of Common Stock subject to presently exercisable warrants.

     (6) Includes warrants to purchase Company Common Stock exercisable for 174,491 shares of non-voting Common Stock, convertible, on a one-for-one basis, into the shares of voting Common Stock.

     (7) Consists of shares and warrants owned by Commonwealth BioVentures IV Limited Partnership (107,540 shares and warrants to purchase 32,843 shares which may be exercised within 60 days), Commonwealth BioVentures V Limited Partnership (209,651 shares and warrants to purchase 129,915 shares which may be exercised within 60 days) (collectively the 'Funds') and BioVentures Limited Partnership ('BPLP') (808 shares). Robert G. Foster is President of Commonwealth BioVentures, Inc. ('CBI'), which is the general partner of BPLP, which, in turn, is the general partner of each of the Funds. These numbers exclude certain shares and warrants held by Mr. Foster, held jointly by Mr. Foster with his spouse or children, and held by Mr. Foster in a profit sharing plan with CBI. See footnotes 8 and 9.

     (8) Mr. Foster, a director of the Company, is the President of CBI, which is the general partner of BPLP, which, in turn, is the general partner of each of the Funds. Mr. Foster disclaims beneficial ownership of all shares held by such entities.

     (9) Includes 20,719 shares of Common Stock held jointly by Mr. Foster with his wife or children, 12,540 shares subject to options and 6,794 shares subject to warrants exercisable within 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During fiscal 1997, to the knowledge of the Company and except as noted below, each of the Company's directors, executive officers and 10% stockholders filed all reports relating to the Common Stock required under Section 16(a) of the Exchange Act. Mr. Braswell inadvertently failed to report certain stock options on a Form 3 filed upon his election as an officer, and Mr. Lougee inadvertently failed to timely report certain shares of Common Stock over which he had acquired indirect beneficial ownership.

                              CERTAIN TRANSACTIONS

     Internationale Nederlanden (U.S.) Capital Corporation ('ING') provided financing to Brunswick in connection with Brunswick's purchase of approximately 61.1% of the Common Stock of STI in April 1996. In connection with such financing, ING also acquired warrants to purchase shares of Brunswick's nonvoting Common Stock. As a result of the Merger, the Company assumed Brunswick's obligations under the financing, repaid a portion of such financing and converted the balance into a five-year term loan of $10 million bearing interest at a rate of LIBOR plus 3.25% (10% at July 31, 1997). The Company also assumed Brunswick's obligations under the warrants, as adjusted to reflect the consideration issued in the Merger. At the same time, the Company entered into an agreement with ING for a $5 million, recently increased to $6.5 million, line of credit. The line of credit bears interest at Prime Rate plus 1.25% (9.75% at July 31, 1997). The Company has also engaged ING to provide financial advisory services in connection with restructuring the Company's outstanding indebtedness.

     EM Industries, Inc. ('EM') and Mylan Laboratories ('Mylan') held preferred stock in Brunswick that was converted into Common Stock in connection with the Merger.

     EM had provided a $1 million loan to Brunswick in order to finance a portion of the purchase of the STI Common Stock described above. As a result of the Merger, the Company assumed the loan, which provides for seven consecutive quarterly installment payments of $125,000 commencing in April 1999 and the balance due upon maturity in November 2001. The loan is unsecured and has an interest rate of 12% through April 1998 and

13% thereafter. Accrued interest is to be added to the principal through April 1998 and is to be paid monthly thereafter. The balance as of July 31, 1997 was $1,167,400.

     Dey Laboratories, a subsidiary of EM, is the exclusive distributor of the Company's EpiPen(Registered) line of auto-injectors. The Company's contract with EM extends until the year 2010, so long as certain minimum quantity requirements are met, and generated revenues of approximately $15 million to the Company in 1997. In January 1996, a predecessor to Dey Laboratories provided a non-interest-bearing loan to STI in the amount of $375,000. The loan is being repaid through an agreed upon credit per unit of certain product shipment to Dey Laboratories. As of July 31, 1997, the loan balance was approximately $281,000.

     In April 1997, the Company entered into a long-term strategic agreement with Mylan. In accordance with this agreement, the Company will license, develop and manufacture a line of generic injectable drugs to be marketed by Mylan. Mylan paid the Company $900,000 pursuant to this agreement in fiscal 1997.

                               PERFORMANCE GRAPH

     The following graph shows the cumulative stockholder return on the Company's Common Stock during the five year period ended July 31, 1997 as compared to (i) an overall stock market index, the NASDAQ (U.S.) Index, and (ii) a peer group index, the S&P Medical Products and Supplies Index. The graph assumes that $100 was invested on August 1, 1992, and the yearly points marked on the horizontal axis correspond to July 31 of the indicated year.

                               [CHART GOES HERE]


                             --------s    NASDAQ
                             --------n    MMT COMMON STOCK
                             --------l    S&P MEDICAL PRODUCTS
                                          & SUPPLIES INDEX

                                    STOCKHOLDER VALUE AT FISCAL YEAR END
---------------------------------------------------------------------------------------------------------
                                              1992       1993       1994       1995       1996       1997
                                              ----       ----       ----       ----       ----       ----
 NASDAQ (U.S.) Index                          $100        122        124        165        176        224
 Meridian Medical Technologies, Inc.          $100        63         54         41         59         28
 S&P Medical Products & Supplies Index        $100        80         57         113        139        155

               PROPOSAL 2--APPROVAL OF THE 1997 STOCK OPTION PLAN

     The stockholders of the Company are being asked to approve the 1997 Plan. The following summary of the material features of the 1997 Plan is qualified in its entirety by reference to the full text of the 1997 Plan.

GENERAL INFORMATION

     The Company has had stock option plans for a number of years. The most recent of these plans is the 1986 Plan. There are currently 80,850 shares of Common Stock remaining and available for grant of awards under the 1986 Plan. The Board of Directors believes that stock option plans are useful in motivating employees and constitute an important part of the compensation program for the Company. See 'Proposal 1--Executive Compensation--Report on Compensation of Executive Officers.' Accordingly, the Board of Directors believes it is appropriate to adopt the 1997 Plan.

     The Board of Directors approved the 1997 Plan on March 20, 1997. Grants have been made under the 1997 Plan to each of the Company's directors who is not an employee, subject to stockholder approval of the 1997 Plan. See 'Proposal 1--Election of Directors--Compensation of Directors.'

DESCRIPTION OF 1997 PLAN

     Purpose of 1997 Plan. The Plan is intended to assist the Company in attracting and retaining officers, directors and employees of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company.

     Types of Awards and Eligibility. The 1997 Plan authorizes the grant of stock options to employees and non-employee directors of the Company. Incentive stock options may be granted only to employees. Non-statutory stock options may be granted or awarded to employees or non-employee directors. The 1997 Plan further authorizes the grant of stock appreciation rights, restricted stock and incentive shares.

     Incentive stock options are stock options that satisfy the requirements of
Section 422 of the Code. Non-statutory stock options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the 1997 Plan would entitle the optionee, upon exercise, to purchase a specified number of shares of Common Stock from the Company at a specified exercise price per share. The per share exercise price of an option may not be less than the greater of 25% of the fair market value of a share of the Company's Common Stock on the date of the grant or the par value of the Common Stock.

     During fiscal 1997, the Company granted performance based stock options under the 1997 Plan, subject to stockholder approval of the 1997 Plan, to Messrs. Church, Braswell and Ruby, and to all employees not subject to a collective bargaining agreement. Under the terms of those options, the options terminated upon the Company's failing to meet certain specified performance conditions. Under the terms of the 1997 Plan, the shares of Common Stock subject to such options became available for future grants of awards. For information concerning grants of stock options to the Named Executives, see 'Proposal 1--Executive Compensation--Stock Options.'

     Stock appreciation rights under the Plan may be granted in connection with the grant of a stock option (a 'related right') or independently of any option. The exercise of a stock appreciation right under the 1997 Plan would entitle the optionee to receive either cash or Common Stock, or a combination thereof, with a value equal to the excess of the fair market value per share of Common Stock on the date of exercise of the right over either (i) the fair market value per share of Common Stock on the date of grant of the right if it is not a related right or (ii) the exercise price as provided in the related option if the right is a related right. No stock appreciation rights have been granted under the 1997 Plan.

     Restricted stock awards under the 1997 Plan shall consist of shares of Common Stock that are restricted against transfer, subject to forfeiture and subject to such other terms and conditions intended to further the purposes of the 1997 Plan as may be determined by the Committee. Such terms may provide, in the discretion of the Committee, for the vesting of restricted stock awards to be contingent upon the achievement of one or more specified performance goals. No restricted stock awards have been granted under the 1997 Plan.

     Incentive shares awarded under the 1997 Plan consist of shares of Common Stock that may be issued subject to achievement of performance goals or other goals and on such other terms as the Committee establishes. Unlike restricted stock, incentive shares are not issued immediately pursuant to incentive share awards, but instead are issued upon the achievement or satisfaction of performance goals or other goals and terms. No incentive shares have been granted under the 1997 Plan.

     Administration. The Committee administers the 1997 Plan with respect to those persons subject to Section 16(a) of the Exchange Act, and has, with respect to such persons, plenary authority and discretion to interpret the 1997 Plan and to determine the terms of all awards under the 1997 Plan, including the exercise price of options, the time or times at which awards are made, the number of shares Common Stock covered by awards, whether an option shall be an incentive stock option or a non-statutory stock option, any exceptions to non-transferability, any provisions relating to vesting, any circumstances in which options would terminate, the period during which options may be exercised, the period during which are subject to restrictions and the manner of exercising options. The Chief Executive Officer of the Company has the power to administer the 1997 Plan and has the full authority of the Committee with respect to awards to all other employees.

     Shares Subject to Grant and Adjustment. A maximum of 500,000 shares of Common Stock is authorized for issuance under the 1997 Plan. The number of shares of Common Stock that may be covered by options awarded to any one individual under the 1997 Plan is limited to 100,000 shares of Common Stock. The number of shares of Common Stock subject to the 1997 Plan (and the number of shares and terms of any award) may be adjusted by the Committee in the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation or similar event. On October 30, 1997, the closing price of a share Common Stock was approximately $6.75.

     Exercise Period and Transferability. Options granted under the 1997 Plan may be exercised for a period of no more than ten years from the date of grant (five years in the case of incentive stock options granted to a Ten-Percent Stockholder). Awards under the 1997 Plan are not transferable other than by will or the laws of descent and distribution, or as provided by the Committee.

     Payment of Exercise Price. An option or right may, subject to the terms of an applicable agreement under which it is granted, be exercised in whole or in part by delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied in the case of an option, by (a) a full payment for the shares of Common Stock with respect to which the option is exercised or (b) irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the option. To the extent provided in the applicable option agreement, payment may be made in whole or in part by delivery (including constructive delivery) of shares of Common Stock valued at fair market value on the date of exercise or by delivery of a promissory note as described below.

     To the extent provided in an option agreement and permitted by applicable law, the Committee may accept as partial payment of the optionee price a promissory note executed by the optionee evidencing his or her obligation to make future cash payment thereof. Promissory notes shall be payable upon such terms as may be determined by the Committee, shall be secured by a pledge of the shares of Common Stock received upon exercise of the option, or other securities the Committee may deem to be acceptable for such purposes, and shall bear an interest at a rate fixed by the Committee.

     Amendment and Termination. The Board of Directors may amend, alter or terminate the 1997 Plan in any respect at any time, provided that, once the 1997 Plan has been approved by the Company's stockholders, the Board may not amend, alter or terminate the 1997 Plan without the approval of (a) the Company's stockholders to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Company's Common Stock is listed or quoted, and (b) each affected optionee if the amendment, alteration or termination would adversely affect the optionee's rights or obligations under any award made prior to the date of the amendment, alteration or termination.

     Unless sooner terminated by the Board of Directors, the 1997 Plan will terminate on March 20, 2007 and no additional awards may be made under the 1997 Plan after that date. The termination of the 1997 Plan would not affect the validity of any award outstanding on the date of termination.

SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee will not recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an optionee does not exercise an incentive stock option within certain specified periods after termination of employment, the optionee will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a non-statutory stock option, as described below.

     The general rule is that gain or loss from the sale or exchange of shares of Common Stock acquired on the exercise of an incentive stock option be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the optionee generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be capital loss. If an optionee recognizes ordinary income on exercise of an incentive stock option or as a result of a disposition of the shares of Common Stock acquired on exercise, the Company will be entitled to a deduction in the same amount.

     Non-statutory Stock Options. An optionee will not recognize income at the time of grant of a non-statutory stock option. At the time of exercise of a non-statutory stock option, an optionee will recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the aggregate exercise price paid for the shares of Common Stock, regardless of whether the exercise price is paid in cash, in stock or in part with a note. The Company will be entitled to a deduction in the amount of ordinary income so recognized. Gain or loss from the sale or exchange of shares of Common Stock acquired pursuant to the exercise of a non-statutory stock option will be treated as capital gain or capital loss.

     Stock Appreciation Rights. A grantee will not recognize income on the grant of a stock appreciation right, but will recognize ordinary income on the exercise of a stock appreciation right. The amount of income recognized on the exercise of a stock appreciation right will be equal to the amount of cash and the fair market value of any shares of Common Stock received on the date of exercise, plus the amount of any cash or stock withheld to satisfy withholding taxes. The Company will be entitled to a deduction in the amount of ordinary income so recognized. Gain or loss from the sale or exchange of shares of Common Stock acquired pursuant to the exercise of a stock appreciation right will be treated as capital gain or capital loss.

     Restricted Stock. A grantee of restricted stock is not required to include the value of such shares of Common Stock in ordinary income until the shares of Common Stock are no longer subject to a substantial risk of forfeiture (i.e. the become vested), unless the grantee elects to be taxed on receipt of the shares of Common Stock. In either case, the amount of such income will be equal to the fair market value of the shares of Common Stock at the time the income is recognized. The Company will be entitled to a deduction in the amount of ordinary income so recognized. Gain or loss from the sale or exchange of shares of restricted stock that have vested will be treated as capital gain or loss.

     Incentive Shares. A grantee of incentive shares will recognize ordinary income on the date the incentive shares are issued in an amount equal to the fair market value of the shares on such date. The Company will be entitled to a deduction in the amount of ordinary income so recognized. Gain or loss from the sale or exchange of shares acquired on the issuance of incentive shares will be treated as capital gain or capital loss.

     Parachute Payments. Where payments to certain employees that are contingent on a change in control exceed limits specified in the Code, the employee generally is liable for a 20 percent excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. If the Committee, in its discretion, awards options, stock appreciation rights, restricted stock and/or incentive shares, the vesting of which is accelerated by a change in control of the Company, such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered with respect to certain of the Company's employees.

     Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly held corporation to certain executives to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 1997 Plan has been designed to allow the Committee to make awards under the 1997 Plan that qualify under an exception to the deduction limit of Section 162(m) for 'performance-based compensation.'

     General. The rules governing the tax treatment of options and the receipt of shares of Common Stock in connection with such grants or awards are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

ACCOUNTING TREATMENT

     In October 1995, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123, 'Accounting for Stock-Based Compensation' ('FAS No. 123'). This statement defines a fair value based method of measuring and recording compensation cost associated with employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized in income over the service period. FAS No. 123 encourages adoption of this method of accounting; however, it also allows an entity to continue to measure compensation cost using the method of accounting prescribed by APB Opinion No. 25, 'Accounting for Stock Issued to Employees' ('APB No. 25'). Entities electing to continue using the accounting method in APB No. 25, as the Company has elected, must make pro forma disclosures of net income and earnings per share as if the fair value based method prescribed under FAS No. 123 had been applied.

     Under APB No. 25, as applied by the Company, neither the grant nor the exercise of an incentive stock option or a non-statutory stock option under the 1997 Plan with an exercise price not less than the fair market value of the Company's Common Stock at the date of grant requires a charge against earnings.

     Stock appreciation rights require a charge against the earnings of the Company each accounting period the value of such rights increases. The charge related to stock appreciation rights will vary depending upon, among other factors, the amount of stock appreciation rights granted, stock price changes above the grant price and the length of time that stock appreciation rights have been outstanding. Such charge is based, generally speaking, on the difference between the exercise price specified in the related right or the market value of Common Stock on the date of grant, and the current market price of Common Stock. In the event of a decline in the market price of Common Stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made (but not to exceed aggregate prior charges).

     Restricted stock and incentive shares will require a charge to earnings representing the value of the benefit conferred, which, in the case of restricted stock, may be spread over the restrictive period. Such charge is based on the market value of the shares of Common Stock transferred at the time of issuance.

CERTAIN OTHER INFORMATION

     Approval of the 1997 Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at a meeting at which a quorum is present.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE PROPOSED 1997 PLAN.

     Options have been granted to directors subject to stockholder approval of the 1997 Plan. See 'Proposal 1--Election of Directors--Compensation of Directors.'

                PROPOSAL 3--RATIFICATION OF INDEPENDENT AUDITORS

     Effective April 22, 1997, Price Waterhouse LLP ('PW') resigned as the independent accountants of the Company. The reports of PW on the Company's financial statements for each of the past two fiscal years contained no adverse opinions or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the two most recent fiscal years and through April 22, 1997, there were no disagreements between the Company and PW on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PW would have caused them to make reference thereto in their report on financial statements for such years.

     On May 29, 1997, the Board of Directors, upon the recommendation of the Audit Committee, selected the firm of Ernst & Young LLP as independent auditors of the Company for fiscal year 1997 and subsequently selected Ernst & Young as independent auditors for the current fiscal year. This nationally known firm has no direct or indirect financial interest in the Company.

     Although not legally required to do so, the Board is submitting the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting. If a majority of the shares of Common Stock represented in person or by proxy at the meeting is not voted for ratification, the Board will reconsider its appointment of Ernst & Young LLP as independent auditors for the current fiscal year.

     A representative of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if he desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS AUDITORS FOR FISCAL 1998.

                                 OTHER BUSINESS

     The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed form of proxy in accordance with their best judgment.

                                 ANNUAL REPORTS

     The Company's Annual Report to Stockholders is enclosed with this proxy statement. The Company also has filed with the SEC an Annual Report on Form 10-K for the fiscal year ended July 31, 1997. Copies of the Form 10-K are available upon written request to the Company at its principal executive office, 10240 Old Columbia Road, Columbia, Maryland 21046, Attention: Assistant Corporate Secretary. The Form 10-K report and Annual Report to Stockholders are not part of these proxy solicitation materials.

                      1998 ANNUAL MEETING OF STOCKHOLDERS

     It presently is contemplated that the annual meeting of stockholders following fiscal 1998 will be held on or about December 11, 1998. Under the current rules of the Securities and Exchange Commission, in order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials of the Company for the fiscal 1998 Annual Meeting of Stockholders, it must be received by the Assistant Secretary of the Company no later than July 14, 1998, by certified mail, return receipt requested. In addition, pursuant to
Section 2.10(a) of the Company's By-Laws, notice of a stockholder proposal or of a nomination by stockholders of individuals for election to the Company's Board of Directors, whether or not such nomination or proposal is proposed to be included in the Company's proxy materials, must be accompanied by a written notice setting forth with particularity the names and addresses of the proponents and all persons acting in concert with the proponent, the names and addresses of the proponent and all persons acting in concert with the proponent as they appear on the Company's books (if they so appear), the class and number of shares of Common Stock of the Corporation beneficially owned by the proponent, a description of the proposal setting forth all material information and other such information as the Board of Directors reasonably determines is necessary or appropriate.

                                          By Order of the Board of Directors

                                          /s/ J. Chontelle Woodward
                                          ----------------------------------
                                          J. Chontelle Woodward
                                          Assistant Corporate Secretary

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

                       MERIDIAN MEDICAL TECHNOLOGIES, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 11, 1997


         The undersigned hereby appoints James H. Miller and J. Chontelle Woodward, and either of them, proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Meridian Medical Technologies, Inc. (the "Company") that the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on December 11, 1997, and at any adjournments thereof with all powers the undersigned would possess if personally present, as follows on the reverse side of this proxy card.

         THE BOARD OF DIRECTOS RECOMMENDS A VOTE FOR THE NOMINEE LISTED IN ITEM 1 AND FOR APPROVAL OF PROPOSALS LISTED IN ITEMS 2 AND 3. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.

         (Continued on Other Side, Please Sign and Date on Other Side, and Return in the Enclosed Envelope.)

Item 1 - Election of E. Andrews Grinstead, III to a three year term on the Board of Directors

                  FOR      Withhold
                           Authority

Item 2 - Proposal to approve the 1997 Long - Term Incentive Plan

                  FOR      AGAINST  ABSTAIN


Item 3 - Proposal to ratify the appointment of Ernst & Young, LLP, as auditors for fiscal 1998

                  FOR      AGAINST  ABSTAIN

Item 4 - In their discretion, on such other matters as may properly come before the meeting or adjournment thereof.


         Date:---------------------------------------------------,1997

         ----------------------------------------------------------
                                 Signature(s)

         ----------------------------------------------------------
                                 Signature(s)


         Please sign here personally. Signature of stockholder(s) should correspond directly with name(s) in which shares are registered. If the stock is registered in more than one name, each joint owner or fiduciary should sign personally. Only authorized officers should sign for a corporation.
            PLEASE MARK, SIGN, DATE AND RETURN THIS
         PROXY CARD PROMPTLY USING THE ENCLOSED
                           ENVELOPE